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                                                                       EXHIBIT 3

                                VOTING AGREEMENT

         This VOTING AGREEMENT (this "Agreement"), dated as of October 22, 2003, is by and between HarbourVest Partners, LLC ("Stockholder") and Unisys Corporation, a Delaware corporation ("Purchaser").

         WHEREAS, ePresence, Inc., a Massachusetts corporation ("Seller") and Purchaser are parties to an Asset Purchase Agreement, dated as of the date hereof (as the same may be modified or amended from time to time, the "Purchase Agreement"), which provides, among other things, for the sale by Seller to Purchaser of certain of the assets of Seller used in carrying out Seller's security and identity management business (the transactions contemplated by the Purchase Agreement, the "Proposed Transaction");

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Purchase Agreement;

         WHEREAS, approval of the Proposed Transaction by Seller's stockholders is a condition to the closing of the Proposed Transaction; and

         WHEREAS, as a condition to entering into the Purchase Agreement, Purchaser has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, each of the parties hereto agree as follows:

         Section 1. Representations and Warranties. Stockholder hereby represents, warrants and covenants to Purchaser as follows:

         (a) Title. As of the date hereof, Stockholder owns beneficially and of record the number of shares of each class of capital stock of Seller set forth on Exhibit A hereto (such shares, the "Shares"). The term "beneficial owner" and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended; provided, however, that for the avoidance of doubt, Stockholder shall not be deemed the beneficial owner of any shares of capital stock of Seller that Stockholder has the right to acquire, such as shares issuable to Stockholder upon the exercise of an option or warrant, unless and until such shares are actually acquired by Stockholder and treated as Additional Shares pursuant to
Section 9 below.

         (b) Right to Vote. As of the date hereof, except for this Agreement or as otherwise permitted by this Agreement, Stockholder has full legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or it, in favor of the approval and authorization of the Proposed Transaction without the consent or approval of, or any other action on the part of, any other Person. Without limiting the

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generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder's legal power, authority or right to vote the Shares on any matter.

         From and after the date hereof, except as otherwise permitted by this Agreement, Stockholder will not commit any act that could restrict or otherwise affect Stockholder's legal power, authority and right to vote all of the Shares then owned of record or beneficially by him or it. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting Stockholder's legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction.

         (c) Authority. Stockholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against him or it in accordance with its terms.

         (d) Conflicting Instruments. The execution and delivery of this Agreement and the performance by Stockholder of Stockholder's agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of the Shares) is bound or subject, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder's ability to perform his or its obligations under this Agreement or render inaccurate any of the representations made by Stockholder herein.

         Section 2. Covenants. Until the termination of this Agreement in accordance with Section 8, Stockholder hereby agrees as follows:

         (a) Restrictions on Transfer. Stockholder shall not, directly or indirectly, assign, sell, pledge, encumber, transfer (including transfers by testamentary or intestate succession or otherwise by operation of law) or otherwise dispose of (collectively, "Transfer"), or agree to Transfer, any of the Shares owned of record or beneficially by Stockholder (or any right, title or interest therein, including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise); provided, however, that notwithstanding anything to the contrary contained in this Agreement, (i) Stockholder may Transfer Shares to a transferee if such transferee executes and delivers to Purchaser

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a Voting Agreement in the form of this Agreement agreeing in writing to be bound by the terms thereof and deemed the "Stockholder" thereunder and (ii) to the extent set forth on Exhibit A hereto, the Shares are subject to a restricted stock agreement with Seller, and nothing contained herein shall prohibit Seller and Stockholder from complying with or exercising their respective obligations and rights thereunder or prohibit Stockholder from reselling Shares to Seller to the extent the proceeds therefrom are used to satisfy any tax obligation in connection with the vesting or delivery of Shares pursuant to such restricted stock agreement.

         (b) Agreement to Vote. Stockholder hereby agrees to vote or to cause to be voted all of the Shares owned of record or beneficially by
Stockholder as of the record date for such meeting or written consent, at the Seller's Stockholders Meeting and at any other annual or special meeting of stockholders of Seller where any such proposal is submitted, and in connection with any written consent of stockholders, (A) in favor of the Proposed Transaction and (B) against (i) approval of any Acquisition Proposal and (ii) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the transactions contemplated by the Purchase Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Seller under the Purchase Agreement, which would materially and adversely affect Seller or Purchaser or their respective abilities to consummate the transactions contemplated by the Purchase Agreement.

         (c) Granting of Proxy. In furtherance of the terms and provisions of this Agreement, Stockholder hereby grants an irrevocable proxy, coupled with an interest, to Purchaser and any Purchaser-authorized representative or agent to vote all of the Shares beneficially owned by Stockholder in favor of the Proposed Transaction and in accordance with the provisions of Section 2(b) and this Section 2(c). Stockholder hereby ratifies and approves of each and every action taken by Purchaser and any Purchaser-authorized representative or agent pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Purchaser, the Stockholder will execute and deliver applicable proxy material in furtherance of the provisions of Section 2(b) and this Section 2(c).

         (d) No Solicitation. Stockholder, in his or its capacity as a stockholder, shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any Person to solicit, initiate or encourage), including by way of furnishing information, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iii) furnish any confidential information relating to Seller to any Person, other than Purchaser, in connection with an Acquisition Proposal or (iv) assist, participate or otherwise cooperate in any way in, or facilitate or encourage any effort or attempt by any Person other than Purchaser to do or seek, any of the foregoing.

         Section 3. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as director, officer or employee of Seller. Stockholder signs solely in Stockholder's capacity as a record holder and beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in his or its capacity as an officer, director or employee of Seller.

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         Section 4.     Invalid Provisions. If any provision of this Agreement
shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

         Section 5. Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

         Section 6. Specific Performance. The parties hereto agree that the failure for any reason of Stockholder to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury with respect to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Agreement against Stockholder, Purchaser shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

         Section 7. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the state and federal courts located in Boston, Massachusetts, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this agreement, any claim (a) that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of judgment, execution of judgment, or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this agreement, or the subject matter hereof, may not be enforced in or by such courts.

         Section 8.     Amendments; Termination; Modification.

         (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

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         (b)      This Agreement shall terminate upon the earlier to occur of
(i) the date and time at which the Seller's Stockholder Approval is obtained,
(ii) the termination of the Purchase Agreement in accordance with its terms and
(iii) February 28, 2004.

         Section 9. Additional Shares. If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Seller (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Seller or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

         Section 10. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual Stockholder, any executors, administrators, estates, legal representatives and heirs of such Stockholder) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2(a), Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

         Section 11. Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of four business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses:

If to Purchaser, to

Unisys Corporation
Unisys Way Blue Bell, PA 19424
Fax: 215-986-0624
Attention: General Counsel

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If to Stockholder, to

HarbourVest Partners, LLC
One Financial Center, 44th Floor
Boston, MA 02111

With a copy to:

Hale and Dorr LLP
60 State Street, Boston, MA 02109
Fax: 617-526-5000
Attention: Mark G. Borden and William S. Gehrke

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                     IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                  UNISYS CORPORATION

                                  By  /s/ Scott A. Battersby
                                    -------------------------------------------
                                      Name: Scott A. Battersby
                                      Title: Vice President and Treasurer

                                  HarbourVest Partners V-Direct Fund L.P.

                                  By: HVP V-Direct Associates L.L.C.
                                      Its General Partner

                                  By: HarbourVest Partners, LLC
                                      Its Managing Member

                                  By: /s/ Robert M. Wadsworth
                                     -------------------------------------------
                                      Name: Robert M. Wadsworth
                                      Title: Managing Director


                      [Signature Page to Voting Agreement]
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                                    EXHIBIT A
                          SECURITIES BENEFICIALLY OWNED

Stockholder Name                                 Securities Beneficially Owned

HarbourVest Partners, LLC                        2,631,580 Shares